EXHIBIT C

UK MiFIR product governance / Retail investors, professional investors and ECPs target market

The Corporation does not fall under the scope of application of the UK MiFIR package. Consequently, the Corporation does not qualify as an “investment firm”, “manufacturer” or “distributor” for the purposes of UK MiFIR.

Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is retail clients and eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”) and professional clients as defined in UK MiFIR; and (ii) all channels for distribution of the Notes are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, the expression “manufacturer” means The Toronto-Dominion Bank and the expression “UK MiFIR” means Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Final Terms dated January 11, 2024

International Finance Corporation

Issue of

U.S.$50,000,000 4.07 per cent. Fixed Rate Notes due July 31, 2028 under its

Global Medium-Term Note Program

PART A – CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Prospectus dated October 3, 2023. This document constitutes the Final Terms of the Notes described herein and must be read in conjunction with the Prospectus. Full information on International Finance Corporation (the “Corporation”) and the offer of the Notes is only available on the basis of the combination of this Final Terms and the Prospectus. The Prospectus may be obtained (without charge) from the office of the Corporation at 2121 Pennsylvania Avenue, N.W., Washington D.C. 20433, U.S.A. and is available for viewing at the website of the Corporation (www.ifc.org).

THE NOTES ARE NOT AN OBLIGATION OF THE INTERNATIONAL BANK FOR RECONSTRUCTION AND DEVELOPMENT OR OF ANY GOVERNMENT.

1. Issuer: International Finance Corporation

2. (i) Series Number:	2628

(ii) Tranche Number:	1

3. Specified Currency or Currencies:	United States Dollars (U.S.$)

4. Aggregate Nominal Amount:

(i) Series:	U.S.$50,000,000

(ii) Tranche:	U.S.$50,000,000

5. Issue Price:	100.000 per cent. of the Aggregate Nominal Amount

6. (i) Specified Denominations:	U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof

(ii) Calculation Amount:	U.S.$1,000

7. Issue Date:	January 16, 2024

8. Maturity Date:	July 31, 2028

9. Interest Basis:	4.07 per cent. Fixed Rate (further particulars specified below)

10. Redemption/Payment Basis:	Redemption at par

11. Change of Interest or Redemption/Payment Basis:	Not Applicable

12. Put/Call Options:	Not Applicable

13. Status of the Notes:	Senior

14. Method of distribution:	Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

15. Fixed Rate Note Provisions:	Applicable

(i) Rate of Interest:	4.07 per cent. per annum payable semi-annually in arrear

(ii) Interest Payment Date(s):	January 31 and July 31 in each year, commencing on July 31, 2024

(iii) Fixed Coupon Amount	U.S.$ 20.35 per Calculation Amount payable on each Interest Payment Date from and including January 31, 2025, to and including the Maturity Date

(iv) Broken Amount(s):	U.S.$ 22.05 per Calculation Amount payable on the Interest Payment Date falling on July 31, 2024, to reflect that there is no interest payment on January 31, 2024.

(v) Day Count Fraction:	30/360 (unadjusted)

(vi) Determination Dates	Not Applicable

(vii) Other terms relating to the method of calculating interest for Fixed Rate Notes	Not Applicable

16. Floating Rate Note Provisions	Not Applicable

17. Zero Coupon Note Provisions:	Not Applicable

18. Index Linked Interest Note/other variable-linked interest Note Provisions:	Not Applicable

19. Dual Currency Note Provisions:	Not Applicable

PROVISIONS RELATING TO REDEMPTION

20. Call Option:	Not Applicable

21. Automatic Early Redemption:	Not Applicable

22. Put Option:	Not Applicable

23. Final Redemption Amount of each Note:	U.S.$1,000 per Calculation Amount

24.  Early Redemption Amount(s) per Calculation Amount payable on event of default or other early redemption and/or the method of calculating the same (if required or if different from that set out in the Conditions):

U.S.$1,000 per Calculation Amount

GENERAL PROVISIONS APPLICABLE TO THE NOTES

25. Form of Notes:	Registered Notes: DTC Global Registered Certificate available on Issue Date

26. New Global Note (NGN):	No

27. Global Certificate held under the new safe-keeping structure (NSS):	No

28. Financial Centre(s) or other special provisions relating to payment dates:	New York

29. Talons for future Coupons or Receipts to be attached to Definitive Bearer Notes (and dates on which such Talons mature):	No

30. Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made:	Not Applicable

31. Details relating to installment Notes: amount of each installment, date on which each payment is to be made:	Not Applicable

32. Redenomination, renominalization and reconventioning provisions:	Not Applicable

33. Consolidation provisions:	Not Applicable

34. Additional terms:

Applicable

For the purposes of this issue of Notes the first sentence of Condition 6(h) shall be deemed amended to read as follows: “If any date for payment in respect of any Note, Receipt or Coupon is not a business day, the holder shall not be entitled to payment until the next following business day (unless it would thereby fall into the next calendar month, in which event such date shall be brought forward to the immediately preceding business day) nor to any interest or other sum in respect of any such postponed payment.”

35. Governing law:	New York

DISTRIBUTION

36. (i) If syndicated, names and addresses of Managers and underwriting commitments:	Not Applicable

(ii) Date of Terms Agreement:	January 11, 2024

(iii) Stabilizing Manager(s) (if any):	Not Applicable

37. If non-syndicated, name and address of Dealer:	The Toronto-Dominion Bank 60 Threadneedle Street London EC2R 8AP United Kingdom

38. Total commission and concession:	No commissions or concessions are payable in respect of the Notes. An affiliate of the Dealer has arranged a swap with the Corporation in connection with this transaction, and the Dealer will receive from its affiliate amounts sourced from that swap which may comprise compensation. The Dealer may share all or a portion of such compensation with other securities distributors.

39. Additional selling restrictions:	Not Applicable

RESPONSIBILITY

The Corporation accepts responsibility for the information contained in this Final Terms.

Signed on behalf of the Corporation:

By:
Duly authorized

PART B – OTHER INFORMATION

1.	LISTING

(i) Listing:	London

(ii) Admission to trading:	Application will be made for the Notes to be admitted to the Official List of the Financial Conduct Authority and to trading on the London Stock Exchange plc’s Regulated Market with effect on or around January 16, 2024.

2.	RATINGS

Ratings:	The Notes to be issued are expected to be rated:

Standard & Poor’s Financial Services LLC: AAA Moody’s Investors Service, Inc.: Aaa

3.	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save as discussed in “Plan of Distribution” in the Prospectus, so far as the Corporation is aware, no person involved in the offer of the Notes has an interest material to the offer.

4.	OPERATIONAL INFORMATION

Intended to be held in a manner which would allow Eurosystem eligibility:	No.

ISIN Code:	US45950VST43

Common Code:	274885262

CUSIP:	45950VST4

Any clearing system(s) other than Euroclear Bank SA/NV, Clearstream Banking S.A. and The Depository Trust Company and the relevant identification number(s):	Not Applicable

Delivery:	Delivery against payment

Names and addresses of additional Paying Agent(s) (if any):	Not Applicable

Names and addresses of any Exchange Agent(s) (other than the Global Agent) (if any):	Not Applicable

5.	GENERAL

Applicable TEFRA exemption:	Not Applicable